Exhibit No. 99

The Allstate Corporation

News Release

For more information:

Michael Trevino

Allstate Media Relations

(847) 402-5600

Allstate Announces Hurricane Charley Losses

NORTHBROOK, Ill., August 31, 2004 –The Allstate Corporation announced today that its pre-tax catastrophe losses related to Hurricane Charley, a Category 4 hurricane that struck portions of Florida and other areas of the eastern seaboard of the United States commencing on August 13, are preliminarily estimated to be approximately $425 million, net of recoveries from the Florida Hurricane Catastrophe Fund (FHCF), or $276 million after-tax and $0.40 per diluted share after-tax.  This estimate includes losses on Florida personal lines auto and property policies, net losses on commercial policies, and a low level of losses experienced in North and South Carolina.

Based on recently updated estimates of coverage available from the FHCF for this hurricane season, the FHCF will reimburse the company’s Florida subsidiaries for 90% of their personal lines property losses in excess of an estimated retention of $305 million per storm, up to an estimated maximum of $983 million during the season.  The estimated reimbursement to the company’s Florida subsidiaries from the FHCF for property losses due to Hurricane Charley is approximately $155 million.  Approximately $828 million of FHCF reimbursement is available in the event of additional hurricanes this season that may exceed the retention level of the company’s Florida subsidiaries in this hurricane season.

“We know that this is a particularly difficult time for residents in Hurricane Charley’s path and hundreds of claims personnel are on the scene helping customers restore their lives,” said Chairman, President and CEO Edward M. Liddy.

As of today, 55,600 claims have been received from policyholders of the various Allstate subsidiaries doing business in Florida and elsewhere for damage caused by Hurricane Charley.

This press release contains an estimate of The Allstate Corporation’s losses resulting from Hurricane Charley.  The estimate is a forward-looking statement based on management’s current estimates, assumptions and projections and it is subject to the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected in the forward-looking statement for a variety of reasons.  Among other things, the forward-looking statement could be affected by the number of insureds affected by the hurricane, the amount and timing of losses actually incurred and reported by insureds, the preliminary nature of reports and estimates of loss to date, and the amount and timing of reinsurance recoverables and reimbursements actually received.  We undertake no obligation to publicly correct or update any forward-looking statements.

The Allstate Corporation (NYSE: ALL) is the parent of the Allstate Group of companies.  Insurance companies in the Allstate Group help individuals in more than 16 million households protect what they have today and better prepare for tomorrow through more than 12,900 exclusive agencies and financial specialists in the U.S. and Canada.  EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group provides life insurance, annuity, retirement, banking and investment products through distribution channels that include Allstate agencies, independent agencies, worksite, financial institutions and broker-dealers.